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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       INFINITY BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)


             Delaware                                  13-2766282
(State of incorporation or organization)    (I.R.S Employer Identification No.)


                    600 Madison Avenue, New York, NY  10022
                   (Address of principal executive officers)


     Securities to be registered pursuant to Section 12(b) of the Act:

     10 3/8% Senior Subordinated
           Notes due 2002                         New York Stock Exchange
   ______________________________              _______________________________


          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered



     Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ________________
                                (Title of Class)



     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [X]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

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Item 1.  Description of Registrant's Securities to be Registered.

     The material set forth in the section captioned "Description of the Notes" in Amendment No.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-46118), filed with the Securities and Exchange
Commission   on  March  17,  1992,  is incorporated herein by reference.


Item  2.   Exhibits
________   ________


Exhibit
_______
Number                   Description of Exhibit
______                   ______________________

   1. Form of Indenture (This Exhibit can be found as Exhibit 4(a) to Amendment No.1 to the Company's Registration Statement on Forms S-1 and S-3 (Registration No. 33-46118) and is incorporated herein by reference.)



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                            SIGNATURES
                            __________

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              INFINITY BROADCASTING CORPORATION


                              By     /s/ Farid Suleman
                              ________________________________________________
                              Farid Suleman,
                              Vice President-Finance/
                              Chief Financial Officer



Dated:  November 21, 1995